EXHIBIT 16

April 27, 2000

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for FPIC Insurance Group, Inc. and, under the date of March 8, 2000, we reported on the consolidated financial statements of FPIC Insurance Group, Inc. as of and for the years ended December 31, 1999 and 1998. On April 24, 2000 our appointment as principal accountants was terminated. We have read FPIC Insurance Group, Inc.'s statements included under Item 4 of its Form 8-K dated April 24, 2000, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP
------------